SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 22, 2007

ADS MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Utah	000-24778	87-0505222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12758 Cimarron Path, Suite B-128, San Antonio, Texas 78249-3426
(Address of principal executive office)
Issuer's telephone number: (210) 655-6613

Section 5 - Corporate Governance and Management

Item 5.02 Election of Directors

On March 22, 2007, Richard S. Neely was elected a Director of ADS Media Group by a vote of the Board of Directors, to fill a newly created seat on the Board. Mr. Neely has been Chief Financial Officer of Charter Holdings since January 2002. Charter Holdings is a Dallas based, diversified real estate investment company involved in the ownership of commercial real estate properties in the Dallas-Fort Worth area and Colorado Springs, Colorado. In addition to his duties with Charter Holdings, Neely also oversees several equity investments and is a board advisor to MCrowd Restaurant Group, a Dallas based restaurant chain. Mr. Neely has Master of Business Administration and Bachelor of Business Administration degrees from Southern Methodist University.

Charter Holdings is an affiliate of Charter Venture Partners, L.P., the general partner of Charter ADS Media, L.P ("Charter ADS"). In October 2006, Charter ADS made a $2,000,000 investment in common stock and warrants issued by ADS Media Group, and, as part of the agreement by which that investment was made, Charter ADS was given the right to nominate one member to serve on the Board of Directors. Charter ADS nominated Mr. Neely to our Board of Directors pursuant to that agreement, and our remaining Board members elected Mr. Neely to the Board. He is an independent member of the Board of Directors.

On April 2, 2007, Ernest W. Bromley was elected a Director of ADS Media Group by a vote of the Board of Directors, to fill a newly created seat on the Board. Mr. Bromley is Chairman of Bromley Communications, LLC ("Bromley Communications"), in San Antonio, Texas. He has been employed by Bromley Communications since 1981. In 1985 he became a partner and Chief Operating Officer of Bromley Communications, and since 1994 he has served as its Chief Executive Officer. Bromley Communications is an Hispanic marketing communications agency. Mr. Bromley holds a Master of Business Administration degree from the University of Texas at San Antonio. He is an independent member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADS MEDIA GROUP, INC.

Date: April 27, 2007	/s/ Michael Wofford
Michael Wofford, Chief Financial Officer